IntelGenx Reports Amendment of Stock Option Plan

Saint Laurent, Quebec, July 15, 2020 - IntelGenx Technologies Corp. (TSX-V: IGX) (OTCQB: IGXT) (the "Company" or "IntelGenx") reported today, that the Company's Board of Directors approved an amendment to the Amended 2016 Stock Option Plan (the "Plan") to increase the number of shares available for issuances under the Plan by 1,678,218 from 9,347,747 to 11,025,965, or 10% of the Company's currently issued and outstanding shares.

Furthermore, the Board approved an amendment to the provision concerning the automatic extension of the expiry time of stock options during blackout periods as per the TSX-V Exchange Policy. The Board resolved to remove the condition that the automatic extension during blackout periods needs to be reflected in individual stock option agreements.

The amendments are subject to TSX-Venture Exchange acceptance.

The Second Amended 2016 Stock Option Plan will be available on EDGAR and SEDAR.

About IntelGenx:

IntelGenx is a leading drug delivery company focused on the development and manufacturing of pharmaceutical films.

IntelGenx's superior film technologies, including VersaFilm® and VetaFilm™, as well as its transdermal development and manufacturing capabilities, allow for next generation pharmaceutical products that address unmet medical needs. IntelGenx's innovative product pipeline offers significant benefits to patients and physicians for many therapeutic conditions.

IntelGenx's highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx's state-of-the-art manufacturing facility offers full service by providing lab-scale to pilot- and commercial-scale production. For more information, visit www.intelgenx.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Source:  IntelGenx Technologies Corp.

Stephen Kilmer

Investor Relations

(514) 331-7440 ext 232

stephen@intelgenx.com

or

Ingrid Zerbe

Corporate Secretary

ingrid@intelgenx.com